Exhibit 21

Subsidiaries of Registrant

General Electric's principal affiliates as of December 31, 2000, are listed below. All other affiliates, if considered in the aggregate as a single affiliate, would not constitute a significant affiliate.

Affiliates of Registrant included in Registrant's Financial Statements
	Percentage of voting securities directly or indirectly owned by registration (1)	State or country of incorporation or organization

Caribe GE Distribution Components, Inc.	100	Puerto Rico
GE Aircraft Engine Services, Ltd.	100	United Kingdom
GEA Parts Ltd.	100	Delaware
GE Energy Parts Inc.	100	Delaware
GE Energy Products, Inc.	100	Delaware
GE Energy Europe, BV	100	Netherlands
GE Engine Services, Inc.	100	Delaware
GE Engine Services Distribution, LLC	100	Delaware
GE Fanuc Automation Corporation	50	Delaware
GE Information Services, Inc.	100	Delaware
GE Hungary Co. Ltd.	100	Hungary
GE Marquette Medical Systems	100	Wisconsin
GE Plastics Pacific Pte. Ltd.	100	Singapore
GE Power Systems Licensing Inc.	100	Delaware
GE Superabrasives, Inc.	100	Delaware
GE Yokogawa Medical Systems, Ltd.	75	Japan
General Electric Canada, Inc.	100	Canada
General Electric Capital Services, Inc.	100	Delaware
General Electric Capital Corporation	100	New York
GE Global Insurance Holding Corporation	100	Missouri
National Broadcasting Company, Inc.	100	Delaware
Nuovo Pignone SpA	100	Italy
Harmon Industries, Inc.	100	Missouri
OEC Medical Systems, Inc.	100	Delaware

Notes

(1) With respect to certain companies, shares in names of nominees and qualifying shares in names of directors are included in above percentages.